			Three Months
	Three Months Ended March 31,		Ended December

	2011	2010	31, 2010

EBITDA Reconciliation
Net income (loss)	$(18,654)	$5,963	$(12,965)
Interest (income) expense	41,504	7,973	14,053
Other (income) expense	(1,480)	(612)	58
Income tax provision	2,909	2,315	5,516
Depreciation	16,112	7,477	8,773

EBITDA (1)	$40, 391	$23,116	$15,435

(1)

Earnings before Interest, Taxes and Depreciation and Amortization (“EBITDA”) represents net income (loss) before (i) interest (income) expense, (ii) other (income) expense, (iii) provision (benefit) for income taxes and (iv) depreciation and amortization expense. EBITDA is a non-GAAP financial measure as defines under the rules of the SEC, and is intended as a supplemental measure of our performance. We believe this measure is commonly used by analysts and investors to analyze and compare companies on the basis of operation performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for GAAP measures of net income, operations income or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or other liquidity measures derived in accordance with GAAP.